Exhibit 10.13.1

AMENDMENT 1 TO THE
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
2018 OMNIBUS INCENTIVE PLAN

WHEREAS, Sirius International Insurance Group, Ltd., a Bermuda exempted company corporation (the “Company”), maintains the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 5.2 of the Plan, the Committee has the authority to amend the Plan as it shall deem advisable; and

WHEREAS, the Committee has determined that it is appropriate and in the best interests of the Company and its shareholders to amend the Plan to provide the Committee with greater flexibility in selecting the method used to determine the fair market of a common share of the Company for purposes of awards granted under the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective for awards granted on or after February 27, 2019, as follows:

1.                                      The definition of “Fair Market Value” in Section 1.2 of the Plan is hereby amended to read as follows:

“‘Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Common Share reported on the Nasdaq Stock Market or such other established stock exchange on which the Common Shares are principally traded on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Common Share on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the preceding date for which transactions were reported; provided, however, that if the Common Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate and in accordance with Section 409A of the Code.”

***

As amended by this amendment, the Plan is in all respects ratified and confirmed, and as so amended by this amendment, shall be read, taken and construed as one and the same instrument.

Adopted by the Compensation Committee of the Board of Directors as of February 27, 2019

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized agent on February 27, 2019.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:	/s/ Gene Boxer
Name:	Gene Boxer
Title:	EVP, Chief Strategy Officer & Group General Counsel